Exhibit 99.2

Revlon Takes Step Towards Reorganizing Capital Structure as the Company Continues to Execute Against its Strategic Plan

Voluntarily Files for Chapter 11 Reorganization

Will Allow Company to Continue to Operate Seamlessly in All Markets and Focus On Driving Future Growth While Navigating Through the Ongoing Impacts of Global Supply Chain Challenges and Rising Inflation

Revlon Expects to Receive $575 million in Debtor-in-Possession Financing, Providing Liquidity to Support Day-to-Day Operations

NEW YORK – (June 16, 2022) – Revlon, Inc. (NYSE: REV) (“Revlon” or the “Company”) today announced it and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of New York.

The Chapter 11 filing will allow Revlon to strategically reorganize its legacy capital structure and improve its long-term outlook, especially amid liquidity constraints brought on by continued global challenges, including supply chain disruption and rising inflation, as well as obligations to its lenders.

Upon receipt of court approval, the Company expects to receive $575 million in debtor-in-possession (“DIP”) financing from its existing lender base, which in addition to its existing working capital facility, will provide liquidity to support day-to-day operations.1 The strong support by the Company’s lenders will help the business manage through current macro-economic challenges and in turn enable it to better serve customers.

“Today’s filing will allow Revlon to offer our consumers the iconic products we have delivered for decades, while providing a clearer path for our future growth,” said Debra Perelman, Revlon’s President and Chief Executive Officer. “Consumer demand for our products remains strong – people love our brands, and we continue to have a healthy market position. But our challenging capital structure has limited our ability to navigate macro-economic issues in order to meet this demand. By addressing these complex legacy debt constraints, we expect to be able to simplify our capital structure and significantly reduce our debt, enabling us to unlock the full potential of our globally recognized brands. We are committed to ensuring the reorganization is as seamless as possible for our key stakeholders, including our employees, customers and vendors, and we appreciate their support during this process.”

None of Revlon’s international operating subsidiaries are included in today’s U.S. Chapter 11 proceedings, except Canada and the U.K.

Revlon to Continue to Operate Seamlessly

Revlon’s management team will continue to run the business following the filing. As part of the reorganization process, the Company will file customary “First Day” motions to allow it to maintain operations in the ordinary course. Revlon intends to pay vendors and partners under customary terms for goods and services received on or after the filing date and to pay its employees in the usual manner and to continue their primary benefits without disruption. The Company expects to receive court approval for all of these routine requests.

1 $75 million of this amount will be used to retire existing foreign debt of the Company.

Additional Information about the Restructuring Process

Additional information, including court filings and other documents related to the court-supervised process, is available on the Company’s restructuring website at https://cases.ra.kroll.com/Revlon, by emailing revloninfo@ra.kroll.com or by calling (855) 631-5341 (toll free) or (646) 795-6968 (international).

Advisors

PJT Partners is acting as financial advisor to Revlon and Alvarez & Marsal is acting as restructuring advisor. Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to the Company.

About Revlon

Revlon has developed a long-standing reputation as a color authority and beauty trendsetter in the world of color cosmetics and hair care. Since its breakthrough launch of the first opaque nail enamel in 1932, Revlon has provided consumers with high quality product innovation, performance and sophisticated glamour. In 2016, Revlon acquired the iconic Elizabeth Arden company and its portfolio of brands, including its leading designer, heritage and celebrity fragrances. Today, Revlon’s diversified portfolio of brands is sold in approximately 150 countries around the world in most retail distribution channels, including prestige, salon, mass, and online. Revlon is among the leading global beauty companies, with some of the world’s most iconic and desired brands and product offerings in color cosmetics, skin care, hair color, hair care and fragrances under brands such as Revlon, Revlon Professional, Elizabeth Arden, Almay, Mitchum, CND, American Crew, Creme of Nature, Cutex, Juicy Couture, Elizabeth Taylor, Britney Spears, Curve, John Varvatos, Christina Aguilera and AllSaints.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this filing that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the following: risks and uncertainties relating to the Company’s chapter 11 cases (the “Chapter 11 Case”), including but not limited to, the Company’s ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Case, the effects of the Chapter 11 Case on the Company and on the interests of various constituents, Bankruptcy Court rulings in the Chapter 11 Case and the outcome of the Chapter 11 Case in general, the length of time the Company will operate under the Chapter 11 Case, risks associated with any third-party motions in the Chapter 11 Case, the potential adverse effects of the Chapter 11 Case on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s reorganization; the conditions to which the Company’s DIP financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; the consequences of the acceleration of the Company’s debt obligations; the trading price and volatility of the Company’s common stock and the ability of the Company to remain listed on the New York Stock Exchange as well as other risk factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company therefore cautions readers against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Claims Agent:
Kroll
https://cases.ra.kroll.com/Revlon
revloninfo@ra.kroll.com
(855) 631-5341 (toll free)
(646) 795-6968 (international)

Media:
Longacre Square Partners
Dan Zacchei / Charlotte Kiaie
dzacchei@longacresquare.com / ckiaie@longacresquare.com